Exhibit 99.1
Contact:
Bob Newell
Vice President, Finance and Chief Financial Officer
(650) 331-7133
investors@cardica.com
CARDICA ANNOUNCES FISCAL 2010 SECOND QUARTER FINANCIAL RESULTS
REDWOOD CITY, Calif. — January 28, 2010 — Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal second quarter and six months ended December 31, 2009. Cardica’s management will host a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.
“This quarter, as we continued to transition the sales model for our cardiac anastomosis products from a direct sales force to a team driven largely by independent distributors and manufacturers’ representatives, we saw sequential growth in sales of our automated anastomosis products, which is a trend that we expect to continue moving forward,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica.
“We are advancing development of our Cardica Microcutter ES8, the first potential product in our anticipated line of endolinear stapler/cutters, and we expect to initiate testing in animals during our fiscal third quarter. Subject to FDA clearance under a 510(k) process, we anticipate launching this product in the United States in early calendar 2011. We believe the opportunity to apply our proprietary technology and development capabilities to this $2 billion market could provide the company with exceptional growth opportunities in the years ahead,” continued Dr. Hausen.
Recent Highlights and Accomplishments
•	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 17,000 units, with 1,120 units shipped in the fiscal 2010 second quarter;
•	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 10,000 units, with 458 units shipped in the fiscal 2010 second quarter;
•	Increased our independent distributors and manufacturers’ representatives to nine organizations with the addition of Corazon Medical, Innovative Surgical Products, and White Medical Devices;
•	Announced that the Departments of Precision Engineering and Cardiothoracic Surgery at University of Tokyo, with funding from the New Energy and Industrial Technology Organizations and industrial support from Olympus and Terumo Corporations, will include Cardica’s C-Port® Flex-A® Anastomosis System in the development of a new cardiac surgery robot, also known as an Intelligent Surgical Instrument;
•	Continued development of the Cardica Microcutter ES8, with animal trials expected to begin in the fiscal 2010 third quarter; and

•	Added Brian E. Farley, former president and chief executive officer of VNUS Medical Technologies, as a strategic, financial and business consultant to the company.
Fiscal 2010 Second Quarter and Six Months Ended December 31, 2009, Financial Results
Total product sales were approximately $1.0 million for the fiscal 2010 second quarter compared to $2.0 million for the same period of fiscal 2009. Net product sales decreased as a result of Cardica’s smaller direct sales force and the transition period necessary to train our new independent distributors and manufacturers’ representatives. Development revenue was $19,000 for the fiscal 2010 second quarter compared to $928,000 for the same period of fiscal 2009 as Cardica and Cook Medical mutually agreed to temporarily suspend development work on the patent foramen ovale (PFO) closure project and the Cook Vascular Closure Device project ended in fiscal 2009. Total net revenue was approximately $1.1 million for the fiscal 2010 second quarter compared to $2.9 million for the fiscal 2009 second quarter. Cost of product sales was approximately $0.7 million for the fiscal 2010 second quarter, representing a 32 percent product gross margin, compared to $1.5 million for the fiscal 2009 second quarter, which represented a 27 percent product gross margin.
Research and development expenses were approximately $1.2 million for the fiscal 2010 second quarter compared to $2.1 million for the fiscal 2009 second quarter. Selling, general and administrative expenses for the fiscal 2010 second quarter were approximately $1.4 million compared to $4.1 million for the comparable quarter of 2009. The lower expenses are primarily due to the actions taken in fiscal 2009 to change our sales approach to a more variable cost model and to lower our headcount.
The net loss for the fiscal 2010 second quarter was approximately $2.2 million, or $0.09 per share, compared with a net loss of approximately $4.7 million, or $0.30 per share, for the fiscal 2009 second quarter.
Total net revenue for the six months ended December 31, 2009, was approximately $2.0 million compared with approximately $5.1 million for the same period of fiscal 2009. Total operating costs and expenses for the six months ended December 31, 2009 were approximately $6.9 million compared with approximately $15.0 million for the same period of 2009. The net loss for the first six months of fiscal 2010 was approximately $4.9 million, or $0.25 per share, compared to $9.9 million, or $0.63 per share, for the same period of fiscal 2009.
Cash and cash equivalents at December 31, 2009 were approximately $11.1 million compared with $13.3 million at September 30, 2009 and $5.3 million at June 30, 2009. As of December 31, 2009, there were approximately 24 million shares of common stock outstanding.
Financial Guidance for Fiscal 2010
Cardica continues to be in a transition period for its cardiac surgery business and is not able to provide product sales guidance for fiscal 2010. For fiscal 2010, Cardica continues to expect that research and development and selling, general and administrative expenses will total between $11 million and $13 million, including non-cash stock-based compensation expense of approximately $1.5 million. Cardica continues to expect its cash and cash equivalents to decline by approximately $2.5 million per quarter in fiscal 2010, without giving effect to any additional financing transactions that may occur.
Conference Call Details
To access the live conference call on January 28, 2010 at 4:30 p.m. Eastern Time via phone, please dial 866-783-2139 from the United States and Canada or 857-350-1598 internationally. The conference ID is 12432093. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through February 4, 2010, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 79552813.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.
The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.
About Cardica
Cardica designs and manufactures proprietary stapling devices for surgical procedures. Cardica’s stapling technology is designed to minimize operating time and to enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System, for coronary artery bypass graft (CABG) surgery and has shipped over 27,000 units throughout the world. In addition, Cardica is developing the Cardica Microcutter ES8, a true multi-fire endoscopic stapling device designed to be used in a variety of procedures, including bariatric, thoracic and general surgery.
Forward-Looking Statements
This press release contains “forward-looking” statements, including all statements regarding future sales of Cardica’s automated anastomosis products, the future development, regulatory approval, commercial launch and potential of the Cardica Microcutter ES8 and the matters described under the heading “Financial Guidance for Fiscal 2010.” Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “expect,” “potential,” “plan,” “anticipate,” “could,” “believe” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including that Cardica’s current and any future products may never gain any significant degree of market acceptance; that Cardica may not be successful in its efforts to develop the Cardica Microcutter ES8 and expand its product portfolio; that the Cardica Microcutter ES8 may not obtain regulatory approval on Cardica’s anticipated timeline, if at all; that any future Cardica products face development, regulatory, reimbursement and manufacturing risks; that Cardica’s intellectual property rights may not provide adequate protection; that Cardica’s sales, marketing and distribution strategy and capabilities may not be sufficient or successful; and that general business and economic conditions may impair Cardica’s ability to market and develop products, as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and its Quarterly Report on Form 10-Q for the period ended September 30, 2009. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
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Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenue
Product sales, net	$1,023	$1,995	$1,840	$3,555
Development revenue	19	928	124	1,451
Royalty revenue	22	21	47	44

Total	1,064	2,944	2,011	5,050

Operating costs and expenses
Cost of product sales	699	1,463	1,539	2,573
Research and development	1,221	2,079	2,364	4,404
Selling, general and administrative	1,361	4,109	2,965	8,001

Total operating costs and expenses	3,281	7,651	6,868	14,978

Loss from operations	(2,217)	(4,707)	(4,857)	(9,928)
Interest and other income	21	40	27	137
Interest expense	(30)	(30)	(60)	(60)

Net loss	$(2,226)	$(4,697)	$(4,890)	$(9,851)

Basic and diluted net loss per share	$(0.09)	$(0.30)	$(0.25)	$(0.63)

Shares used in computing basic and diluted net loss per share	23,947	15,781	19,874	15,761

Balance Sheets
(amounts in thousands)

	December 31,	June 30,
	2009	2009
	(unaudited)
Assets
Cash and cash equivalents	$11,089	$5,328
Accounts receivable	588	624
Inventories	1,965	1,895
Other assets	2,076	2,493

Total assets	$15,718	$10,340

Liabilities and stockholders’ equity
Accounts payable and other liabilities	$1,234	$1,551
Short term debt	2,000	2,000
Deferred revenue	403	527
Stockholders’ equity	12,081	6,262

Total liabilities and stockholders’ equity	$15,718	$10,340